                                                                   EXHIBIT 23.01

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 23, 1998 included in Crescent Real Estate Equities Company's Form 10-K for the year ended December 31, 1997, and of our reports dated August 29, 1997 on U.S. Home Building, December 4, 1997 on Energy Centre, December 12, 1997 on Austin Centre January 16, 1998 on Post Oak Central, January 16, 1998 on Washington Harbour and March 4, 1998 on Datran Center included in Crescent Real Estate Equities Company's Forms 8-K and to all references to our Firm included in this Registration Statement.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
June 24, 1998